Kingsbarn Parallel Income Fund N-2/A

Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated December 28, 2022, relating to the financial statements of Kingsbarn Parallel Income Fund, as of December 19, 2022, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio April 4, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board